Exhibit 99.2

FleetCor Announces Commencement of Secondary Offering by Selling Stockholders

NORCROSS, Ga., March 7, 2013 — FleetCor Technologies, Inc. (NYSE: FLT) today announced that the previously announced underwritten offering of 4.5 million shares of FleetCor common stock by selling stockholders has been commenced by the underwriter to purchasers in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. FleetCor will not sell any shares in the offering and will not receive any proceeds from the offering.

Citigroup is acting as sole underwriter for the offering.

A shelf registration statement (including prospectus) relating to the shares is effective with the Securities and Exchange Commission. A preliminary prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Before you invest, you should read the prospectus, the preliminary prospectus supplement and other documents filed with the Securities and Exchange Commission for more complete information about FleetCor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About FleetCor

FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, and Europe. For more information, please visit www.fleetcor.com.

Contact:

Investor Relations

investor@fleetcor.com

770-729-2017